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FOR IMMEDIATE RELEASE

                                             For additional information contact:
                                                    Erik Lux, Investor Relations
                                                        Telephone:  212-244-5553
                                                               Fax: 212-244-6044
                                                                IR@TurboChef.com
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              TurboChef Completes Private Placement of Common Stock


New York, NY January 10, 2002 - TurboChef Technologies, Inc. (TRBO) announced it has completed a series of private placements of approximately 1.5 million shares of the Company's common stock resulting in net proceeds of approximately $4.8 million. In connection with these sales, TurboChef issued five-year warrants to purchase approximately 177,000 shares of its common stock at an average exercise price of $4.75.

"This investment represents a significant inflection point in TurboChef's history. It allows the Company to execute our business plan by providing the initial resources to expand the direct sales and marketing efforts. Additional sales personnel and support staff are necessary to assure that pilot installations of our commercial ovens evolve into full scale product rollouts by our customers and will allow the Company to put selling structures into place that reach our potential client base. Previously announced pilot installations have included Albert Heijn's AH to Go and BP's Wild Bean Cafe in convenience store concepts, UGC and Loews movie cinemas, HMS Host in airport food concessions, Starwood Hotels in hospitality and Subway and Little Chef in the quick service restaurant segment," commented Jeffery Bogatin, Chairman and Chief Executive Officer of TurboChef.

About TurboChef Technologies, Inc.
---------------------------------

TurboChef is a leader in kitchen technology. Its proprietary rapid-cook platform cooks faster than a microwave and produces results superior to a conventional oven. Its existing commercial technology cooks food seven to eight times faster than a conventional oven, needs no ventilation, reduces labor costs, increases menu flexibility and reduces equipment costs as well.

The owner of twenty-one issued patents, and over forty patents pending, including patents regarding cooking technology and Internet business processes; TurboChef is focused on creating shareholder value by enhancing the food service proprietor's bottom line and the consumers' quality of life.

Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995 for TurboChef: Certain statements contained in this Press Release constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve a number of known and unknown risks, uncertainties and other factors which

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may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company's limited operating history, uncertainty of market acceptance and demand, likelihood of establishing additional alliances, probability of success of an Internet strategy, raising the necessary capital to fund an Internet based strategy, impact of competitive products and pricing, and other risks detailed in the company's filings with the Securities and Exchange Commission. The words "looking forward," "believe," "expect," "likely" and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to update any forward-looking statements contained in this news release.